Exhibit 99.2

Transactions in Securities of the Issuer During the Past Sixty Days

The following table sets forth all transactions with respect to shares of Common Stock or options to purchase or sell shares of Common Stock effected in the last sixty days by any of the Reporting Persons or on behalf of any of the Reporting Persons. All such transactions were purchases or sales of shares of Common Stock or purchases or sales of options to purchase or sell shares of Common Stock effected in the open market through brokers, and the table excludes commissions paid in per share prices.

	Number of Shares		Price Per	Date of
Type of Security	Purchased / (Sold)		Share($)	Purchase / Sale
Macellum Retail Opportunity Fund, LP
Common Stock	6,000		5.33	3/19/2015
Common Stock	10,000		5.48	3/20/2015
Common Stock	66,207		5.64	3/20/2015
Common Stock	63,915		5.84	3/23/2015
Common Stock	90,440		5.85	3/23/2015
Common Stock	145,000		5.90	3/24/2015
Common Stock	140,000		5.92	3/24/2015
Common Stock	(1,500)		5.38	3/24/2015
Common Stock	289,607		5.23	3/25/2015
Common Stock	398,689		5.27	3/25/2015
Common Stock	200,000		5.25	3/26/2015
Common Stock	104,448		5.24	3/26/2015
Common Stock	153,270		5.30	3/27/2015
Common Stock	73,930		5.44	3/27/2015
$5 Call options due May 15, 2015	140,000	[1]	.71	3/27/2015

[1]	Represents shares underlying American-style call options which are exercisable through May 15, 2015.

Macellum Capital Management, LLC
Common Stock	(4,730)	5.30	2/9/2015
Common Stock	3,000	5.18	2/20/2015
Common Stock	(3,000)	5.16	2/20/2015
Common Stock	3,700	5.06	2/23/2015
Common Stock	(8,437)	4.91	2/24/2015
Common Stock	3,222	5.84	3/23/2015
Common Stock	4,560	5.85	3/23/2015
Common Stock	16,730	5.30	3/27/2015
Common Stock	8,070	5.44	3/27/2015